Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire Provides Update on U.S. Marketing Application of ELAPRASETM

Cambridge, MA US and Basingstoke, UK – May 17, 2006 -- Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that the Food and Drug Administration (FDA) has extended by 90 days the review period for the biologics license application (BLA) for ELAPRASETM (idursulfase). This extension will allow the FDA additional time to review data and analyses they recently requested during label discussions. Therefore, the FDA advised us at close of US business yesterday that the new action date for the application is August 24, 2006.

“Shire will continue to work closely with the FDA during this brief extension of the ELAPRASE BLA review and through this cooperative effort we expect that ELAPRASE will be approved and launched by the third quarter 2006,” said Matthew Emmens, Chief Executive Officer of Shire. "There is no existing treatment for patients with Hunter syndrome and Shire is confident that the FDA recognizes the importance of making ELAPRASE available to these patients."

The US BLA for ELAPRASE was submitted in November 2005 and was granted priority review, requiring the FDA to take action within six months. A marketing authorization application for ELAPRASE has been submitted to the European Medicines Agency, and Shire expects a response on that application before the end of the year.

ELAPRASE has been developed for the treatment of Hunter syndrome, a serious genetic disorder, mainly affecting males, that interferes with the body’s ability to break down and recycle specific chemicals called mucopolysaccharides, also known as glycosaminoglycans or GAG. Hunter syndrome is one of several related lysosomal storage diseases.

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For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Registered in England 2883758 Registered Office as above

Notes to editors

About Hunter Syndrome

Hunter syndrome (MPS II) is a serious genetic disorder mainly affecting males that interferes with the body’s ability to break down and recycle specific chemicals called mucopolysaccharides, also known as glycosaminoglycans or GAG. Hunter syndrome is one of several related lysosomal storage diseases.

Shire estimates there are approximately 2,000 patients worldwide afflicted with Hunter syndrome in countries where reimbursement may be possible.

More information about Hunter syndrome can be found at http://www.hunterpatients.com.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc's results could be materially affected. The risks and uncertainties include, but are not limited to: risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (ADHD), SPD465 (ADHD), MESAVANCE TM (SPD476) (ulcerative colitis), ELAPRASE TM (I2S) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, including Shire plc's Annual Report on Form 10-K for the year ended December 31, 2005.